Exhibit 19

MUZINICH BDC, INC.

MUZINICH CORPORATE LENDING INCOME FUND, INC.

MUZINICH BDC ADVISER, LLC

MUZINICH DIRECT LENDING ADVISER, LLC

INSIDER TRADING POLICY

Introduction

It is illegal for any person, either personally or on behalf of others, to trade in securities on the basis of material, non-public information. It is also illegal to communicate (or “tip”) material, non- public information to others who may trade in securities on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

Potential penalties for each insider-trading violation include imprisonment for up to 20 years, civil fines of up to three times the profit gained or loss avoided by the trading, and criminal fines of up to $5 million. In addition, a company whose director, officer or employee violates the insider- trading prohibitions may be liable for a civil fine of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the director, officer or employee’s insider-trading violations. Furthermore, engaging in short-term trading or other speculative transactions involving the securities of Muzinich BDC, Inc. and/or Muzinich Corporate Lending Income Fund, Inc. (each separately a “Company” and jointly the “Companies”) may subject you to additional penalties. Moreover, your failure to comply with this insider trading policy may subject you to sanctions imposed by the Companies or their respective investment adviser, Muzinich BDC Adviser, LLC and Muzinich Direct Lending Adviser, LLC (each an “Adviser” and together the “Advisers”), including dismissal for cause, regardless of whether your failure to comply with this policy results in a violation of law.

This memorandum sets forth the Companies’ and the Advisers’ policy against insider trading. The objective of this policy is to protect each of you, the Companies and the Advisers from securities law violations, or even the appearance thereof. All directors, officers and employees (including temporary employees) of the Companies, and of each of their affiliates and subsidiaries, including the Advisers , must comply with this policy.

You are encouraged to ask questions and seek any follow-up information that you may require with respect to the matters set forth in this policy. Please direct any questions you may have to the Companies’ Chief Compliance Officer.

Statement of Policy

It is the policy of the Companies that no director, officer or employee (including a temporary employee) of the Companies, or of any affiliates or subsidiaries, including the Advisers, and any other persons designated by the Chief Compliance Officer, or this policy, as being subject to this policy (collectively, the “Covered Persons”):

●	who is aware of material, non-public information relating to the Companies may, directly or indirectly through family members or other persons or entities, (a) buy or sell the Companies’ securities (other than pursuant to a pre-approved trading plan that complies with Rule 10b5- 1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or engage in any other action to take personal advantage of that information, or (b) relay that information to others outside of the Companies, including family and friends;

●	who, in the course of working for or on behalf of a Company or an Adviser learns of material, non-public information about a company with which the Company or the Adviser, does, or is proposing to do, business, including a customer or supplier of the Company or the Adviser, may trade in that company’s securities until the information becomes public or is no longer material; or

●	who desire to engage in any transaction involving a Company’s securities (including any stock plan transaction, gift, loan or pledge or hedge, contribution to a trust, or any other transfer), may engage in any such transaction without first obtaining pre-clearance of the transaction by emailing the Companies’ Chief Compliance Officer at crizzo@muzinich.com.

As a Covered Person, you are subject to the foregoing restrictions and to the other terms of this policy.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempted from the policy. The securities laws do not recognize such mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve the Companies’ or the Advisers’ reputation for adhering to the highest standards of conduct.

What information is material? All information that an investor might consider important in deciding whether to buy, sell, or hold securities is considered material. Information likely to affect the price of a company’s securities is almost always material. Examples of some types of material information are:

●	financial results or expectations for the quarter or the year;

●	financial forecasts;

●	changes in dividends;

●	possible mergers, acquisitions, joint ventures and other purchases and sales of companies and investments in companies;

●	changes in customer relationships with significant customers;

●	obtaining or losing important contracts;

●	important product developments;

●	major financing developments;

●	major personnel changes;

●	major litigation developments; and

•	all materials, pending investments and disclosures concerning portfolio companies.

What is non-public information? Information is considered to be non-public unless it has been effectively disclosed to the public. Examples of such public disclosure include public filings with the Securities and Exchange Commission and company press releases. Not only must the information have been publicly disclosed, but there must also have been adequate time for the market as a whole to digest the information. Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered non-public until the second business day after public disclosure.

What transactions are prohibited? When you know material, non-public information about a Company, you, your spouse and members of your immediate family living in your household are prohibited from the following activities:

●	trading in the Company’s securities (including trading in puts and calls for the Company’s securities);

●	having others trade for you in the Company’s securities; and

●	disclosing the information to anyone else who might then trade.

Neither you, anyone acting on your behalf, nor anyone who learns the information from you (including your spouse and family members) can trade on material, non-public information. This prohibition continues whenever and for as long as you know material, non-public information, even following your termination of employment or other relationship with a Company or an Adviser.

Although it is most likely that any material, non-public information you might learn would be about a Company or its affiliates or subsidiaries, these prohibitions also apply to trading in the securities of any other company, including any portfolio company or potential merger partner, about which you have material, non-public information.

Transactions by Family Members. As noted above, this insider trading policy applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in a Company’s securities or the securities of any of its portfolio companies are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in the Company’s securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in such securities.

What is a Rule 10b5-1 trading plan? Notwithstanding the prohibition against insider trading, Rule 10b5-1 of the Exchange Act and this policy permit a Covered Person to trade in a Company’s securities regardless of his or her awareness of inside information if the transaction is made pursuant to a pre-arranged trading plan that was entered into when the Covered Person was not in possession of material, non-public information. This policy requires trading plans to be written and to specify the amount of, date on, and price at which the securities are to be traded or establish a formula for determining such items. A Covered Person who wishes to enter into a trading plan must submit the trading plan to the Companies’ Chief Compliance Officer for his approval prior to the adoption of the trading plan, or any amendment of a previously adopted plan. Further, trading plans may not be adopted when the Covered Person is in possession of material, non-public information about the Company. A Covered Person may adopt, amend or replace his or her trading plan only during periods when trading is permitted in accordance with this policy.

Transactions Under Company Plans

Dividend Reinvestment Plan. If you participate in a Company’s dividend reinvestment plan, this policy does not apply to purchases of the Company’s securities under that dividend reinvestment plan resulting from your automatic reinvestment of dividends paid on the Company’s securities. However, your election to participate in the dividend reinvestment plan, or to increase your level of participation in the plan, would be subject to this policy, including its applicable black-out periods. The policy also applies to your sale of any of the Company’s securities purchased pursuant to the plan.

Additional Prohibited Transactions

Under this insider trading policy, it is also improper and inappropriate for any Covered Person to engage in short-term or speculative transactions in a Company’s securities. It is therefore the Companies’ and the Advisers’ policy that Covered Persons may not engage in any of the following transactions:

Short-Term Trading. Short-term trading of a Company’s securities by a Covered Person may be distracting to such person and may unduly focus such person on the Company’s short-term performance instead of its long-term business objectives. For these reasons, if a Covered Person purchases a Company’s securities in the open market, he or she may not sell any of the Company’s securities of the same class during the six months following such purchase. In addition, Section 16(b) of the Exchange Act imposes short-swing profit restrictions on the purchase or sale of the Company’s securities by the Company’s officers and directors and certain other persons.

Short Sales. Short sales of Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, a Covered Person may not engage in short sales of the Company’s securities. In addition, Section 16(c) of the Exchange Act prohibits officers and directors, and certain other persons, from engaging in short sales.

Publicly Traded Options. A transaction in options, puts, calls or other derivative securities is, in effect, a bet on the short-term movement of a Company’s stock and therefore creates the appearance that a Covered Person is trading based on inside information. Transactions of this sort also may unduly focus such person on the Company’s short-term performance instead of its long-term business objectives. Accordingly, a Covered Person may not enter into any transactions involving options, puts, calls or other derivative securities of the Company’s securities, on an exchange or in any other organized market other than covered call writing. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero- cost collars and forward-sale contracts, allow an individual to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the individual to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as other stockholders. Therefore, the Companies strongly discourage any Covered Person from engaging in such transactions with respect to a Company’s securities. In this regard, any Covered Person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Companies’ Chief Compliance Officer. Such request for pre-clearance of a hedging or similar arrangement must be received at least two weeks before the Covered Person intends to execute the documents in connection with the proposed transaction and must set forth the reason for the proposed transaction.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Therefore, because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material, non-public information or is otherwise not permitted to trade in a Company’s securities, Covered Persons are prohibited from holding a Company’s securities in a margin account or pledging such securities as collateral for a loan. An exception to this prohibition may be granted where a Covered Person wishes to pledge a Company’s securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. In this regard, any Covered Person who wishes to pledge a Company’s securities as collateral for a loan must submit a request for approval to the Companies’ Chief Compliance Officer at least two weeks prior to the proposed execution of the documents evidencing the proposed pledge.

Post-Termination Transactions

The policy continues to apply to your transactions in a Company’s securities even after you have terminated employment. If you are in possession of material, non-public information when your employment terminates, you may not trade in the Company’s securities until that information has become public or is no longer material.

Unauthorized Disclosure

As discussed above, the disclosure of material, non-public information to others can lead to significant legal difficulties. Therefore, you should not discuss material, non-public information about the Companies with anyone, including other employees, except as required in the performance of your regular duties.

Also, it is important that only specifically designated representatives of a Company discuss the Company with the news media, securities analysts, and investors. Inquiries of this type received by any employee should be referred to the Companies’ Chief Executive Officer or the Companies’ Chief Compliance Officer.

Pre-Clearance Procedures

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, Covered Persons, together with their immediate family members living in their households, may not engage in any transaction involving a Company’s securities (including any stock plan transaction, gift, loan or pledge or hedge, contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from the Company’s Chief Compliance Officer.

A request for pre-clearance should be submitted to the Company’s Chief Compliance Officer at least two business days in advance of the proposed transaction. The Chief Compliance Officer is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade.

As noted above, any person subject to the pre-clearance requirements who wishes to implement a trading plan under Rule 10b5-1 of the Exchange Act, must first pre-clear the plan with the Chief Compliance Officer by contacting Carl Rizzo at crizzo@muzinich.com. As required by Rule 10b5-1, Covered Persons may enter into a trading plan only when they are not in possession of material non-public information. In addition, Covered Persons may not enter into a trading plan during a blackout period. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

Blackout Periods

Quarterly Blackout Periods. During the period prior to the release of the quarterly financial results, a Company’s insiders may possess material, non-public information. Therefore, you can anticipate that, to avoid even the appearance of trading while aware of material, non-public information, Covered Persons will not be pre-cleared to trade in the Company’s securities during the period beginning one week prior to the end of the Company’s fiscal quarter and ending after the second full business day following the Company’s issuance of its quarterly earnings release or analyst conference call. All Covered Persons are subject to these quarterly blackout periods.

Event-specific Blackout Periods. From time to time, an event may occur that is material to a Company and is known by only a few Covered Persons. So long as the event remains material and non-public, no Covered Persons may trade in the Company’s securities. This restriction applies regardless of whether such persons have actual knowledge of the material event in question. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Company’s Chief Compliance Officer will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event- specific blackout should not disclose the existence of the blackout to any other person. The failure of the Chief Compliance Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material, non-public information.

Hardship Exceptions. A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell a Company’s stock in order to generate cash may, in appropriate circumstances, be permitted to sell such stock even during the blackout period. Hardship exceptions may be granted only by the Chief Compliance Officer and must be requested at least two business days in advance of the proposed trade. A hardship exception may be granted only if the Chief Compliance Officer concludes that the Company’s earnings information for the applicable quarter does not constitute material, non-public information. Under no circumstance will a hardship exception be granted during an event-specific blackout period.

Questions About this Policy

Compliance by all Covered Persons with this policy is of the utmost importance both for you, the Companies and the Advisers. If you have any questions about the application of this policy to any particular case, please immediately contact the Companies’ Chief Compliance Officer.

Your failure to observe this policy could lead to significant legal problems, as well as other serious consequences, including termination of your employment.

Certifications

All Covered Persons with respect to each Company and Adviser must certify their understanding of, and intent to comply with, this policy. A copy of the certification that all such persons must sign is attached to this policy.

Approved – Muzinich BDC, Inc.: August 2019

Approved as amended – September 2023

MUZINICH BDC, INC.

Insider Trading Policy Certification

This certification is to be signed and returned to the Chief Compliance Officer and will be retained as part of your permanent personnel file.

I hereby certify that I have received a copy of Muzinich BDC, Inc.’s Insider Trading Policy, read it, and understand that the Insider Trading Policy contains the expectations of Muzinich BDC, Inc. and its affiliated entities regarding my conduct. Furthermore, I agree to comply with the Insider Trading Policy.

Name (Printed)

Signature

Date

The failure to read and/or sign this acknowledgment in no way relieves you of the responsibility to comply with Muzinich BDC, Inc.’s Insider Trading Policy.

MUZINICH CORPORATE LENDING FUND, INC.

Insider Trading Policy Certification

This certification is to be signed and returned to the Chief Compliance Officer and will be retained as part of your permanent personnel file.

I hereby certify that I have received a copy of Muzinich Corporate Lending Income Fund, Inc.’s Insider Trading Policy, read it, and understand that the Insider Trading Policy contains the expectations of Muzinich BDC, Inc. and its affiliated entities regarding my conduct. Furthermore, I agree to comply with the Insider Trading Policy.

Name (Printed)

Signature

Date

The failure to read and/or sign this acknowledgment in no way relieves you of the responsibility to comply with Muzinich Corporate Lending Income Fund, Inc.’s Insider Trading Policy.